Exhibit 10.2

AMENDMENT TO AGREEMENT

Gap Inc. (“Company”) and Lauri Shanahan (referred to in the second person) hereby amend the letter agreement dated March 16, 2007, replacing the section entitled “Termination/Severance” with the following provision:

Termination/Severance. In the event that your employment is involuntarily terminated by the Company for reasons other than For Cause (as defined below) prior to February 13, 2009, the Company will provide you the following if, prior to your “separation from service” within the meaning of Section 409A of the Internal Revenue Code (the “Separation from Service”), you sign and do not revoke a general release of claims in the form requested by the Company:

(1) Your then current salary, at regular pay cycle intervals, for eighteen months commencing the day following the Separation from Service (the “severance period”). Payments will cease if you accept other employment or professional relationship with a competitor of the Company (defined as another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually), or if you breach your remaining obligations to the Company (e.g., your duty to protect confidential information, agreement not to solicit Company employees). Payments will be reduced by any compensation you receive during the severance period from other employment or professional relationship with a non-competitor.

(2) Through the end of the period in which you are receiving payments under paragraph (1) above, if you elect COBRA coverage, payment of a portion of your COBRA coverage equal to the Company-paid portion of comparable active employee coverage as in effect on your termination date. In order to receive this benefit, the Company may require that you substantiate your COBRA coverage.

(3) Through the end of the period in which you are receiving payments under paragraph (1) above, reimbursement for your costs to maintain the same or comparable financial counseling program the Company provides to senior executives in effect at the time of your Separation from Service. The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. Reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the reimbursement is incurred but not later than the end of the second calendar year following the calendar year of your Separation from Service.

(4) The vesting on the Separation from Service of stock options and stock awards that otherwise would have vested from the date of such separation up to and including the date 18 months from the date of such separation, provided that the stock options and stock awards shall otherwise remain subject to their terms. This provision is not applicable to any stock options or stock awards that have performance-based vesting.

The payments above are taxable income to you and are subject to tax withholding. If the aggregate amount that would be payable to you under paragraphs (1) and (3) above through the date which is six months after your Separation from Service exceeds the limit under Treas. Reg. Section 1.409A-1(b)(9)(iii)(A) and you are a “specified employee” under Treas. Reg. Section 1.409A-1(i) on the date of your Separation from Service, then the excess will be paid to you no earlier than the date which is six months after the date of such separation (or such earlier time permitted under Section 409A(a)(2)(B)(i) of the Internal Revenue Code). This delay will only be imposed to the extent required to avoid the tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Internal Revenue Code. Any delayed payment instead will be made on the first business day following the expiration of the six month period, as applicable (or such earlier time permitted under Section 409A(a)(2)(B)(i) of the Internal Revenue Code).

The term “For Cause” shall mean a good faith determination by the Company that your employment be terminated for any of the following reasons: (1) indictment, conviction or admission of any crimes involving theft, fraud or moral turpitude; (2) engaging in gross neglect of duties, including willfully failing or refusing to implement or follow direction of the Company; or (3) breaching Gap Inc.’s policies and procedures, including but not limited to the Code of Business Conduct.

At any time, if you voluntarily resign your employment from Gap Inc. or your employment is terminated For Cause, you will receive no compensation, payment or benefits after your last day of employment. If your employment terminates for any reason, you will not be entitled to any payments, benefits or compensation other than as provided in this letter.

EXECUTIVE

	/S/ LAURI SHANAHAN	3/24/08
	Lauri M. Shanahan	Date

THE GAP, INC.

By:	/S/ GLENN MURPHY	3/26/08
	Glenn Murphy	Date
Chairman and CEO